Exhibit 99.1

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

June 3, 2010

American Realty Capital Advisors Waives REIT Internalization Fee

New York, NY - American Realty Capital Trust, Inc. (“ARCT” or “the Company”) announced today that it has reached agreement with its advisor, American Realty Capital Advisors, LLC, that the Company will not be required to pay any compensation to its advisor in connection with an internalization transaction.

Typically, when a REIT in the public, non-traded industry reaches certain critical mass, its board of directors elects to internalize the management functions previously provided by an external advisor.  Historically, the cost to the REIT shareholders of such action has run from $70 million to over $350 million.

“This is just one more step along the path our Company has chosen to take in establishing “best practices,” said Nicholas S. Schorsch, CEO of American Realty Capital Trust.  “Waiving the internalization fee is important but insufficient, if it is not coupled with low fees for acquisition, asset management, and other services.  Aligning interests between management and shareholders means tying advisor pay to performance.  Best practices entails covering one’s distributions from operating income, and the ability to sustain those dividends even in challenging times.  Without addressing all of these issues effectively, the best interests of the shareholders can never be fully satisfied.  At American Realty Capital we have effectively wrestled with all of these pressing matters that go toward creating shareholder equity.    For us this is all about continuing to build an enterprise of excellence as presented through all of our investment solutions.”“ Last year we saw Healthcare Trust of America become  the first non-traded public REIT internalize all of its management functions with no  internalization fee,” said Schorsch.“This was especially significant in that HTA was truly a major enterprise; it had raised over $1 billion of equity by that time.”

 American Realty Capital Trust  has also agreed with its advisor that any subordinated  listing fee or  advisory agreement termination payments due to the advisor would be paid when assets acquired during the period were sold or financed.  Payment of a subordinated listing fee or termination fee would be in the form of a non-interest bearing note.  If after three years the note is not fully repaid, at advisor’s option, the note may be converted to the Company’s stock.

American Realty Capital is a real estate finance and investment firm formed by Nicholas S. Schorsch and William M. Kahane.  As CEO and board member, respectively, the two were behind the growth of American Financial Realty Trust, where they acquired over 1,500 properties valued at more than $5 billion.  In the last five years, American Realty Capital’s executive team has collectively negotiated and closed on over $7 billion of bank branch and net-leased real estate.  American Realty Capital sponsors American Realty Capital Trust, Inc., a publicly-registered, non-traded REIT acquiring single-tenant, freestanding properties net leased long term to investment grade and creditworthy tenants.  Realty Capital Securities, LLC, member FINRA, SIPC, is the dealer-manager for ARCT.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.

To arrange interviews with American Realty Capital executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

This material does not constitute an offer to sell nor a solicitation of an offer to buy any securities described herein or otherwise. Only a prospectus for a specific securities offering makes such an offer. In that regard, the use of this material is authorized only when it is accompanied or preceded by a prospectus. Further, all information contained in this material is qualified by the terms of a current prospectus of the offering of securities to which it relates, if any.

This material may contain forward-looking statements that involve assumptions, uncertainties and risks, some of which are set forth below. These statements are not guarantees and should not be regarded as representations that the results or conditions described in such statements, or that our objectives and/or plans, will be achieved.

A real estate investment program offering is subject to the following risks: The failure to qualify, or maintain the requirements, to be taxed as a REIT would reduce the amount of income available for distribution and limit a REIT's ability to make distributions to its stockholders. No public market initially exists for a REIT's shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis. These are speculative securities and as such involve a high degree of risk. There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager. There is no assurance that the value of the real estate will be sufficient to return any portion of investors' original capital. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.